BUTTE CREEK BREWING CO.

945 W. 2nd St.
Chico, CA  95928
(530) 894-7906          FAX  (530) 894-1505

As of July 22, 2004, Butte Creek Brewing Company authorized Bay Area Distributing to add Mt. Shasta Ale to the existing Territorial Agreement between Butte Creek Brewing Company and Bay Area Distributing.

/s/ Tom Atmore
Tom Atmore
Butte Creek Brewing Company

     7/22/04
Date